Execution Copy – For Settlement Purposes Only

Exhibit 10.1

Via Electronic Mail

Scott Cormack

President & CEO

OncoGenex Technologies Inc.

#400 – 1001 West Broadway

Vancouver, BC V6H 4B1

Re:  Settlement Relating to Ionis Pharmaceuticals Inc. v. OncoGenex Technologies Inc.

Dear Scott:

I am writing in connection with the lawsuit currently pending in the United States District Court for the Southern District of California, San Diego Division, styled as Ionis Pharmaceuticals Inc. v. OncoGenex Technologies Inc., Case No. 3:16-cv-00016-JAH-RBB (“the Lawsuit”).  This letter agreement (“Letter Agreement”) memorializes the terms of the settlement of the Lawsuit reached between Ionis Pharmaceuticals, Inc., formerly known as Isis Pharmaceuticals, Inc. (“Ionis”) and OncoGenex Technologies, Inc. (“OncoGenex”). Please confirm OncoGenex’s agreement to this Letter Agreement and the terms set forth below by returning an executed copy of this Letter Agreement to me.

Unless defined in this Letter Agreement, capitalized terms below shall have the same meaning as set forth in the Amended and Restated License Agreement dated June 2, 2008, as amended, between Ionis and OncoGenex (“Amended and Restated License Agreement”).  At times, Ionis and OncoGenex are referred to collectively as “the Parties.”

The terms of the settlement are as follows:

1.  Effective Date.  This Letter Agreement shall become effective upon Ionis’ receipt of an executed copy of this Letter Agreement from OncoGenex.

2.  Upfront Cash Payment.  No later than August 1, 2016, OncoGenex shall pay Ionis an upfront cash payment in the amount of $1.375 million.  Payment shall be made pursuant to wire instructions that Ionis will provide to you under separate cover on or before July 29, 2016.

3.  Success-Based Payment.  In addition to any payments owed Ionis under the Amended and Restated License Agreement and the Upfront Cash Payment referenced in Section 2 above, until OncoGenex has paid Ionis an aggregate of $5.0 million under this Section 3 (the “Success-Based Payment”), OncoGenex will pay Ionis:

Execution Copy – For Settlement Purposes Only

Exhibit 10.1

a.	An additional royalty of 5% of the Net Sales of the Product (as defined in the Amended and Restated License Agreement, including custirsen); and

b.

Fifty percent (50%) of any consideration it receives (other than royalties on Net Sales for which OncoGenex has paid the 5% royalty to Ionis under Section 3(a) above) related to the sale, license, or any other commercial transaction involving the Product, except (i) any payment received for the fair market value portion of any sale of securities, including but not limited to equity securities or quasi-equity securities, and (ii) payments received by OncoGenex that are explicitly designated in the applicable agreement to fund future out-of-pocket development expenses of the Product(s) by OncoGenex pursuant to a written development plan where OncoGenex is expressly obligated under such agreement to (A) spend such payments to fund such future development expenses of products and (B) reimburse funds not used in conjunction with the written development plan.

The payment under Section 3(b) is not in lieu of any Non-Royalty Revenue payments due under the Amended and Restated License Agreement, provided, however, that any payment under Section 3(b) will be subject to a cap such that the payment to Ionis of its share of Non-Royalty Revenue, combined with its 50% share of the consideration received by OncoGenex as referenced in Section 3(b) towards the Success-Based Payment, shall not exceed 50% of the consideration received by OncoGenex at any given time.  If this 50% cap is reached, the unpaid balance due on the Success-Based Payment will remain subject to payment under this Section 3.  For illustration purposes, assuming OncoGenex had not previously made any payments towards the Success-Based Payment, if OncoGenex were to receive a $10.0 million license fee in a commercial transaction involving the Product prior to obtaining marketing approval for the Product, Ionis would receive a $2.0 million payment as its 20% share of Non-Royalty Revenue plus a $3.0 million payment towards the Success-Based Payment, and Ionis would remain eligible to receive, from future consideration received by OncoGenex, up to $2.0 million in Success-Based Payments under Section 3(a) and/or Section 3(b).

For the sake of clarity, it is understood that once OncoGenex has made a payment or payments totaling either (i) $5.0 million under either Section 3(a) or Section 3(b) above or (ii) an aggregate of $5.0 million under both Sections 3(a) and 3(b) above, the Success-Based Payment provision will be completely satisfied.

For further clarity, it is understood that, following delivery to Ionis of a notice of Discontinuance by an authorized officer of OncoGenex (i) any payments accrued as of the date Ionis receives such notice will remain due and payable, (ii) if the change of control described in Section 4a or 4b has occurred on or before the date Ionis receives such notice, OncoGenex will remain obligated to pay the Success-Based Payment under Section 4a when (and if) the applicable payments are received by OncoGenex and/or the stockholders of OncoGenex at the effective time of the change of control, and under Section 4b when (and if) a total of $200M is received by OncoGenex and/or the current or former stockholders of OncoGenex at the effective time of the change of control, and (iii) no other payments shall be due to Ionis under this Section 3 or under Section 4. The

Execution Copy – For Settlement Purposes Only

Exhibit 10.1

Parties further acknowledge and agree that, following such delivery, the Amended and Restated License Agreement shall be deemed terminated.

4.  Change of Control.  If there is a change in control involving OncoGenex and the surviving entity expressly assumes in writing or by operation of law the obligation to make the Success-Based Payment above, the Success-Based Payment will not accelerate and will not become due upon the closing of such change of control, provided, however, that if such change of control satisfies any of the below conditions, any unpaid amount of Success-Based Payment will become automatically due and payable as set forth below:

a.

If the change of control results in consideration of greater than or equal to $200 million (without counting any contingent payments) payable upon closing of such change of control, then any unpaid amount of the Success-Based Payment will be due and payable when (and if) such payments are received by OncoGenex and/or the stockholders of OncoGenex; or

b.   If the change of control results in consideration of less than $200 million (without counting any contingent payments) payable upon closing of such change of control, but includes contingent and non-contingent consideration that, when counted together, are greater than or equal to $200 million, then OncoGenex (or the surviving entity) will pay any unpaid amount of the Success-Based Payment when (and if) a total of $200M is received by OncoGenex and/or the current or former stockholders of OncoGenex.

If the surviving entity does not expressly assume in writing or by operation of law the obligation to make the Success-Based Payment in Paragraph 3 above to Ionis, then the Success-Based Payment will become due and payable to Ionis immediately prior to the closing of such change of control.

5.  Advanced Reimbursement.  For purposes of the Amended and Restated License Agreement between the Parties, consideration received for the reimbursement for research and development activities will only count as such under clause (i) of the definition of “Revenue” solely to the extent such consideration is a payment received by OncoGenex that is explicitly designated in the applicable agreement to fund future out-of-pocket development expenses of a Product(s) by OncoGenex pursuant to a written development plan where OncoGenex is expressly obligated under such agreement to (A) spend such payments to fund such future development expenses of Products and (B) reimburse funds not used in conjunction with the written development plan.

6.  One-time Royalties; Pre-Paid Royalties.  Non-Royalty Revenue shall include, without limitation, one-time royalties and pre-paid royalties received by OncoGenex with respect to a Product, which one-time and pre-paid royalties shall be shared with Ionis in accordance with Section 6.5 of the Amended and Restated License Agreement.

7.  Non-Royalty Revenue.  For purposes of the Amended and Restated License Agreement, the references to “sublicensing agreement” in Section 6.5 of the Amended and Restated

Execution Copy – For Settlement Purposes Only

Exhibit 10.1

License Agreement shall mean any transaction whereby OncoGenex grants to the applicable third party the right or freedom to develop or commercialize a Product, whether by (sub)license, assignment, asset sale, covenant not to sue, waiver or other immunity (but excluding (i) any distributor or wholesaler agreement where the distributor or wholesaler purchases the Product from OncoGenex at an arms’ length price (but does not pay OncoGenex any upfront payments or additional consideration based on the sale of such Product, such as royalty, milestone, profit share or other similar payments) and under which royalties on Net Sales of Product would be due to Ionis, (ii) a supply agreement where a commercial manufacturing organization agrees to supply a Product for future use or sale by OncoGenex, and (iii) a change of control transaction by merger, stock sale, exchange, consolidation, tender offer or other similar transactions).

8.  Mutual Release.  Upon OncoGenex’s payment to Ionis of the Upfront Cash Payment, Ionis and OncoGenex release and forever discharge each other and each of the other’s parents, subsidiaries, employees, insurers, attorneys, and predecessors from any and all claims, causes of action, damages, and controversies that either of the Parties has asserted or could have asserted to date arising out of or related to (i) the Lawsuit and the claims asserted therein, (ii) any Revenue, Non-Royalty Revenue and other revenue received by OncoGenex from Teva to date, and (iii) the Amended and Restated License Agreement.  This Mutual Release provision does not and is not intended to release or discharge any claim arising out of or related to a breach of this Letter Agreement.  For purposes of this Mutual Release, OncoGenex represents and warrants that it has received no Revenue, Non-Royalty Revenue or revenue (other than the recognition of deferred collaboration revenue in the normal course of business) since May 12, 2016.

9.  Other Agreements Survive as to the Future.  Notwithstanding anything to the contrary in the Mutual Release provision above or this Letter Agreement in general, (i) all other terms of any of the Parties’ existing agreements, as amended, including but not limited to the Amended and Restated License Agreement (as amended by this Letter Agreement), that by their terms govern or otherwise address ongoing or future conduct of the Parties or their ongoing or future relationship, and (ii) any claims or rights arising out of or relating to any future amounts, Revenue, Non-Royalty Revenue, revenue or interests not yet due to or received by OncoGenex, will (A) survive the Mutual Release provision and continue to apply, and, (B) along with the provisions of this Letter Agreement, are not intended to be released or discharged.  The terms of this Letter Agreement will control over the terms contained in any agreement, as amended, between the Parties in the event of a conflict.

10.  Dismissal.  Upon OncoGenex’s timely payment of the Upfront Cash Payment to Ionis, within three (3) business days thereafter the Parties shall submit a Stipulation of Dismissal in the Lawsuit, which shall request the dismissal of the Lawsuit and specify that each party shall bear its own fees and costs.

11.  Disputes.  Any disputes arising out of or relating to this Letter Agreement will be resolved under the existing arbitration provisions as reflected in Section 13.15 of the  Amended and Restated License Agreement (notwithstanding Section 13.15.6 thereof or the limitations in scope and applicability set forth in Section 13.15.1(i) and/or (ii)), provided,

Execution Copy – For Settlement Purposes Only

Exhibit 10.1

however, that prior to such arbitration, the Parties will first mediate such dispute with Stew Cogan in Seattle, Washington.  If Stew Cogan is not available at the time of the dispute, the Parties will attempt to agree on a single mediator.  If the Parties cannot agree within twenty-one (21) days of a written request to mediate, then JAMS will select a single mediator for such Parties and such person will act in Mr. Cogan’s place for purposes of this ADR process.

12.  U.S. Dollars.  All amounts referenced herein are in U.S. Dollars.

13.  Amendment and Waiver.  No amendment of any provision of this Letter Agreement shall be effective unless it is in writing and signed by each of the Parties, and no waiver of any provision of this Letter Agreement nor consent to any departure by any Party therefrom shall be effective unless it is in writing and signed by each of the Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

14.  Merger and Integration.  This Letter Agreement represents the full and complete agreement between the Parties relating to the settlement of the Lawsuit. Any representations, warranties, promises, or conditions, whether written or oral, not specifically incorporated into this Letter Agreement relative to the settlement of the Lawsuit shall not be binding upon the Parties. All other discussions, representations, explanations, and negotiations, whether oral or written, relating to the settlement of the Lawsuit have been and are merged into this Letter Agreement if they were intended to have any binding effect. This Letter Agreement is being made without reliance upon any statement or representation by Party hereto, or any representative, agent or attorney of any other Party hereto, which is not expressly contained herein.

15.  Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Letter Agreement with the assistance of outside counsel.  In the event an ambiguity or question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Letter Agreement.  Any controversy concerning the construction of this Letter Agreement should be decided neutrally and without regard to authorship.

16.   Authority.  The representative of the Parties executing this Letter Agreement have been duly authorized by Oncogenex and Ionis, respectively, to execute this Letter Agreement and no further consents, approvals, ratifications or resolutions of any kind whatsoever are required in connection with the execution hereof.

17.  Execution in Counterparts/Method of Delivery.  This Letter Agreement may be executed in counterparts and all such counterparts when so executed shall together constitute the final Letter Agreement as if the Parties had signed one document.  Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Thank you.

Execution Copy – For Settlement Purposes Only

Exhibit 10.1

/s/ Patrick O’Neil
Patrick O’Neil
SVP Legal and General Counsel Ionis Pharmaceuticals, Inc.

Acknowledged and Agreed:

/s/ Scott Cormack
Scott Cormack
President and Chief Executive Officer OncoGenex Technologies Inc.